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                                                                      EXHIBIT 12


                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

        Statement Re: Computation of Ratios of Earnings to Fixed Charges
                          (Dollar amounts in thousands)


                                                                               Years ended September 30
                                                           1997           1996           1995           1994           1993
                                                           ----           ----           ----           ----           ----
Earnings:
     Pre-tax income from continuing operations         $117,031       $279,834       $256,029       $118,325       $ 67,900
     Distributed income of affiliated companies          10,392         11,173         11,699          5,638          5,988
     Add fixed charges:
        Interest on indebtedness                         43,222         41,718         35,639         41,668         44,043
        Portion of rents representative of
           the interest factor                            4,917          4,837          5,515          5,879          4,838
                                                       --------       --------       --------       --------       --------
     Income as adjusted                                $175,562       $337,562       $308,882       $171,510       $122,769

Fixed charges:
     Interest on indebtedness                          $ 43,222       $ 41,718       $ 35,639       $ 41,668       $ 44,043
     Capitalized interest                                     _              _              _              _          3,963
     Portion of rents representative of
        the interest factor                               4,917          4,837          5,515          5,879          4,838
                                                       --------       --------       --------       --------       --------

     Total fixed charges                               $ 48,139       $ 46,555       $ 41,154       $ 47,547       $ 48,881

     Ratio of earnings to fixed charges                    3.65           7.25           7.51           3.61           2.51
                                                       ========       ========       ========       ========       ========